FOR IMMEDIATE RELEASE
November 12, 2026
Standard Nuclear Reports Third Quarter and Year-to-Date 2026 Results
Total Contract Backlog More Than Doubles to $577.2 Million and Funded Backlog Nearly Doubles to $119.6 Million; Company Completes First Commercial Reactor Core Delivery

•Total Contract Backlog* of $577.2 million at September 30, 2026, up from $241.5 million at June 30, 2026, with Funded Backlog nearly doubling to $119.6 million from $61.9 million; Total Contract Backlog and Qualified Pipeline together of approximately $1.4 billion
•In August 2026, executed a fuel supply agreement with Antares Nuclear, Inc. ("Antares") for a firm commitment of one metric ton of uranium contained in HALEU TRISO fuel (MTU), plus a customer option for up to seven additional MTU
•Completed delivery of the fuel for Radiant Industry, Inc.'s ("Radiant") Kaleidos reactor core, the first reactor core of commercially produced TRISO fuel supplied by an independent U.S. manufacturer, and executed a definitive fuel supply agreement with Radiant
•Third-quarter revenue increased to $6.0 million from $0.9 million in the prior-year quarter, reflecting commercial TRISO deliveries and growth in development services
•Gross margin of 30%, and adjusted gross margin, a non-GAAP measure that excludes share-based compensation from IPO-related and other equity awards, of 40% (reconciliation below)
•Construction substantially complete at the new Tennessee ("SN-TN") and Idaho ("SN-ID") production facilities, with all long-lead manufacturing-module equipment in hand and most long-lead module installation complete at SN-TN; final Documented Safety Analysis for SN-TN submitted to the Department of Energy ("DOE") on November 6, 2026, with SN-ID's to follow shortly, and a February 2027 target for DOE authorization to operate at both
•Delivered first-of-a-kind ultra-high-temperature fuel kernels for NASA’s Nuclear Thermal Propulsion ("NTP") program
•Selected by DOE's ARPA-E office for approximately $7.0 million to develop TRISO fuel made with recycled transuranic material, extending the Company's work on plutonium-bearing and recycled feedstocks alongside its continued negotiations under DOE's Surplus Plutonium Utilization Program
*See Key Performance Indicator definitions below

Oak Ridge, Tenn. — Standard Nuclear, Inc. (NYSE: STDN) (“Standard Nuclear” or the “Company”), a reactor-agnostic producer of TRISO nuclear fuel, today reported financial results for the three and nine months ended September 30, 2026.

	Quarterly Financial Summary
GAAP Financial Summary ($ in millions, except percentages)	Three Months Ended September 30, 2026	Three Months Ended June 30, 2026	Three Months Ended September 30, 2025

Total Revenue	$6.0	$4.7	$0.9
Gross Profit (Loss)	1.8	3.2	(1.5)
Gross Margin	30%	67%	(169)%
Net loss	$(13.1)	$(3.4)	$(3.2)

Cash and cash equivalents (end of period)	$223.1	$102.2	$69.2
Amounts are rounded. The financial statements and reconciliations below provide additional detail.

"Advanced nuclear deployment depends on industrial-scale fuel supply, and this quarter we delivered," said Kurt Terrani, President and Chief Executive Officer of Standard Nuclear. "We delivered our first reactor core, more than doubled our Total Contract Backlog, and submitted the final Documented Safety Analysis for our Tennessee facility, the first of the two identical Hazard Category 2 facilities we are deploying in Tennessee and Idaho. We are the only TRISO producer in the country working under both DOE and NRC jurisdictions, we are reactor agnostic, and we do not compete with our customers. Our focus now is on securing authorization to expand our production operations and deliver a lot more fuel that our customers depend on as they continue to deploy their reactors."

Converting pipeline into contracted demand

The following table summarizes Total Contract Backlog and Qualified Pipeline:

($ in millions)	March 31, 2026	June 30, 2026	September 30, 2026

Funded Backlog	$8.2	$61.9	$119.6
Purchase Options under Executed Contracts	—	156.5	443.5
Unfunded Backlog	83.1	23.1	14.1
Total Contract Backlog	$91.3	$241.5	$577.2
Qualified Pipeline	573.0	986.3	844.7
Total Contract Backlog and Qualified Pipeline	$664.3	$1,227.8	$1,421.9

Total Contract Backlog was $577.2 million at September 30, 2026, consisting of $119.6 million of Funded Backlog, $443.5 million of Purchase Options under Executed Contracts and $14.1 million of Unfunded Backlog, compared with $241.5 million at June 30, 2026, consisting of $61.9 million, $156.5 million and $23.1 million, respectively. Total Contract Backlog is not a measure of contracted revenue. See Key Performance Indicators below for definitions and limitations.

In August, the Company executed a fuel supply agreement with Antares for a firm commitment of one MTU of HALEU TRISO fuel and customer options for up to seven additional MTU. The agreement converted a previously non-binding arrangement into an executed contract and contributed to the increase in Funded Backlog and Purchase Options under Executed Contracts.

In August, the Company also executed a definitive fuel supply agreement with Radiant, converting its May binding term sheet into definitive form. The firm commitment and optional amounts were already included in June 30 backlog; signing the definitive agreement did not increase Total Contract Backlog.

Qualified Pipeline was $844.7 million at September 30, 2026, compared with $986.3 million at June 30, 2026. The decrease reflects conversion: opportunities in the pipeline, including fuel development customers, became executed contracts during the quarter, and Total Contract Backlog rose by $335.7 million over the same period. New opportunities refilled the pipeline from approximately $696 million in late August to $844.7 million at quarter end. Total Contract Backlog and Qualified Pipeline together were approximately $1.4 billion against the Company’s estimated serviceable addressable market of $3.2 billion through 2030. Qualified Pipeline is not included in Total Contract Backlog. The serviceable addressable market estimate is inclusive of, and not incremental to, Total Contract Backlog and Qualified Pipeline.

First commercial reactor core completed

In the third quarter, the Company completed delivery of a full core load of TRISO fuel for Radiant's Kaleidos microreactor, the first complete TRISO-based reactor core supplied by an independent U.S. manufacturer. On October 29, 2026, Radiant announced that DOE approved the Kaleidos Documented Safety Analysis for full-power operation; DOE's readiness review, fueling and the test campaign come next.

Tennessee and Idaho facilities

Construction is substantially complete at SN-TN in Oak Ridge, Tennessee and SN-ID in Idaho, two identical facilities, each starting at up to one MTU per year and designed to scale to 2.5 MTU each, for a combined capacity of up to five MTU per year. All long-lead manufacturing-module equipment for both facilities has been procured and is in hand. At SN-TN, module installation is ongoing, with most long-lead module installation already complete. At SN-ID, module installation will follow. DOE has approved the Preliminary Documented Safety Analysis for both facilities. On November 6, 2026, the Company submitted the final Documented Safety Analysis for SN-TN; because the facilities are templated and replicable, the SN-ID submission follows the same construct and will be submitted shortly thereafter. The remaining steps are DOE’s review of that submission followed by Operational Readiness Review. Before authorization, the Company is able to run natural uranium through its modules, so it expects to begin HALEU TRISO production once it receives final authorization. Once fully authorized, both facilities are intended to operate as Hazard Category 2 nuclear facilities. The Company targets receiving DOE authorization to operate both SN-TN and SN-ID in February 2027.

The Company’s SN-0 facility in Oak Ridge produces TRISO fuel with capacity of up to 0.5 MTU annually. SN-0 operates at just above 25% of its 0.5 MTU annual capacity, reflecting the early stage of customer deliveries rather than any production constraint. Alongside TRISO production, SN-0 continues to carry the Company’s fuel development work, which is how fuel development customers can progress toward fuel supply agreements, and the fabrication of other advanced fuel forms, which extends the Company’s capabilities to additional opportunities.

The Company also continued to expand its Oak Ridge campus. On July 21, 2026, it acquired 100 Europia Avenue in Oak Ridge, a 5.45-acre property with an approximately 51,000-square-foot building, for $5.5 million funded with cash on hand. The property adds space for non-radiological manufacturing operations including 3D printing and machining as well as training and storage. This acquisition brings the Company's Oak Ridge holdings to more than 50 acres, providing room for future production and support facilities.

The following table summarizes the licensing status of the Company’s production facilities:

Project	Licensor	Licensee	License Pathway	License Status	Target Approval
SN-0	DOE	SN	10 CFR Part 830	Operational	—
SN-TN	DOE	SN	10 CFR Part 830	Final DSA submitted November 6, 2026	February 28, 2027
SN-ID	DOE	SN	10 CFR Part 830	Final DSA to be submitted shortly after SN-TN	February 28, 2027
SN-F	NRC	Framatome	10 CFR Part 70 (LAR)	Approved	—
SN-TN and SN-ID Transition (DOE to NRC)	NRC	SN	10 CFR Part 70	Pre-application engagement under way	—

Surplus Plutonium Utilization Program

Negotiations with DOE under the Surplus Plutonium Utilization Program, for which the Company was selected in the second quarter, continued during the third quarter. The program makes designated surplus plutonium available to industry for conversion into advanced reactor fuel, and the Company, the only participant without a proprietary reactor program, expects to fabricate plutonium-based TRISO as an independent supplier to any advanced reactor developer that demands fuel using the material as feedstock. Selection is for negotiation and does not constitute a contract award.

In addition, ARPA-E has selected the Company for approximately $7.0 million to develop mixed oxycarbide TRISO fuel incorporating recycled transuranic elements and uranium feedstocks. The project advances fabrication methods for incorporating recycled transuranic material (including plutonium) into TRISO particles, supporting scalable production of fuel from recycled nuclear materials and expanding the potential domestic supply of high-performance particle fuel.

Framatome joint venture

Following the NRC's July 2026 approval of a license amendment that authorizes TRISO fabrication at enrichments just under 10 weight percent U-235 at Framatome's Richland, Washington facility, the Company's joint venture with Framatome continued preparations to begin production of TRISO-based fuels at the site in 2027, with initial capacity of approximately one MTU annually, expandable to two MTU annually, incremental to the Company’s wholly-owned production facilities.

Nuclear Thermal Propulsion fuel for NASA

The Company fabricates fuel for NASA pursuant to its contract with Battelle Energy Alliance, the operator of Idaho National Laboratory, under NASA’s NTP program. Standard Nuclear delivered its first fuel kernels in the third quarter, with further deliveries scheduled. NTP relies on fuel engineered to withstand extreme core temperatures while transferring heat directly to a hydrogen propellant. Capable of unlocking long-duration and deep-space missions, NTP engines depend fundamentally on advanced fuels and high-temperature materials as the critical path to flight viability. The Company views the program as a foundational piece of its space nuclear fuel line, alongside its terrestrial TRISO business, and is supporting additional space reactor developers, programs, and initiatives.

"What this quarter demonstrates is conversion," said Kevin Harrill, Chief Financial Officer of Standard Nuclear. "Total Contract Backlog grew to $577.2 million, and Backlog and Qualified Pipeline together stand at approximately $1.4 billion against a $3.2 billion serviceable market through 2030. Funded Backlog nearly doubled and is now predominantly under fuel supply agreements rather than development work. We ended September with $223.1 million in cash and no debt. Our capital before the IPO fully funded construction of our Tennessee and Idaho facilities, and we have already incurred the majority of the cost to bring the initial one MTU of annual capacity online at each of them. Our build has been capital efficient, and the offering strengthened our financial flexibility. Our priorities are to receive authorization at those facilities, support customer deliveries and maintain discipline on additional overhead as production scales."

Initial Public Offering
The Company completed its initial public offering on July 17, 2026, issuing 10.0 million Class A common shares at $15.00 per share and receiving net proceeds of approximately $137.4 million, after underwriting discounts, commissions, and offering expenses.

Financial Results

Amounts presented in this section are rounded to the nearest $0.1 million. Individual components may not sum to totals due to rounding.

Comparison of Three Months Ended September 30, 2026 to Three Months Ended September 30, 2025

Third-quarter revenue increased to $6.0 million from $0.9 million in the prior-year quarter. Product revenue was $3.7 million from TRISO deliveries under one fuel supply agreement. Service revenue was $2.2 million, reflecting fuel development contracts and projects for U.S. government agencies.

Cost of revenue was $4.2 million, compared with $2.4 million in the prior-year quarter, reflecting production scale-up at SN-0. The increase was primarily driven by engineering and consulting fees and payroll and benefit costs, partly offset by lower production supplies and facility costs, which include a $0.5 million adjustment to depreciation expense recognized in prior periods for machinery and equipment at the Company's Idaho and Tennessee facilities.

Gross profit was $1.8 million and gross margin was 30%, compared with a gross loss of $1.5 million in the prior-year quarter. Gross margin declined from 67% in the second quarter as production costs increased during the completion of the Radiant reactor core. Excluding all share-based compensation in cost of revenue, adjusted gross profit, a non-GAAP measure, was $2.4 million and adjusted gross margin was 40%, compared with an adjusted gross loss of $1.1 million in the prior-year quarter. See Non-GAAP Financial Measures and Reconciliation of GAAP to Non-GAAP Measures below.

General and administrative costs ("G&A") were $15.5 million, compared with $1.8 million in the prior-year quarter. The increase primarily reflected share-based compensation and payroll and benefits as the Company built its public-company infrastructure. Share-based compensation in G&A was $9.5 million and will continue over the awards' remaining vesting periods. Adjusted G&A, a non-GAAP measure that excludes all share-based compensation, was $6.0 million, compared with $1.3 million in the prior-year quarter.

Research and development expenses were $1.4 million, compared with none in the prior-year quarter, primarily for process engineering and qualification work supporting SN-TN and SN-ID, including facility authorization activities.

Operating loss was $15.1 million, compared with $3.2 million in the prior-year quarter, reflecting higher operating expenses and production costs, partly offset by revenue growth. Adjusted operating loss, a non-GAAP measure that excludes all share-based compensation, was $4.8 million, compared with $2.5 million in the prior-year quarter.

Net loss was $13.1 million, or $0.10 per share, compared with $3.2 million, or $0.12 per share, in the prior-year quarter and $3.4 million in the second quarter of 2026. Third-quarter interest income was $2.0 million. The net loss included $10.3 million of share-based compensation expense, compared with $0.8 million in the prior-year quarter.

Third-quarter loss per share is based on weighted-average common shares outstanding of 134.9 million. The July IPO and conversion of preferred stock into common stock increased the weighted-average share count, affecting per-share comparisons with earlier periods. Weighted-average shares used to calculate loss per share differ from shares outstanding at a specific date.

Comparison of Nine Months Ended September 30, 2026 to Nine Months Ended September 30, 2025

	Nine-Month Financial Summary
GAAP Financial Summary ($ in millions, except per share amounts)	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025

Total Revenue	$11.3	$1.8
Gross Profit (Loss)	0.6	(2.9)
General and administrative costs	24.8	3.4
Research and development expenses	3.4	—
Loss from operations	(27.6)	(6.3)
Net loss	$(24.2)	$(13.2)

Basic and diluted net loss per share	$(0.38)	$(0.47)

For the nine months ended September 30, revenue growth reflected $6.8 million of commercial product deliveries and increased development services. Higher operating costs reflected production scale-up, facility qualification and the build-out of public-company infrastructure. The net loss comparison also reflects non-operating charges in the prior-year period that did not recur.

The nine-month GAAP gross margin was 5%. Excluding all share-based compensation in cost of revenue, adjusted gross profit, a non-GAAP measure, was $2.1 million and adjusted gross margin was 19%, compared with an adjusted gross loss of $2.4 million in the prior-year period. Adjusted G&A, a non-GAAP measure that excludes all share-based compensation, was $12.6 million, compared with $2.9 million. Reconciliations are provided below.

Nine-month loss per share is based on weighted-average common shares outstanding of 64.0 million. This period includes the pre-IPO capital structure and is affected by the July IPO and preferred-stock conversion.

Conference Call and Webcast Details

The Company will host a conference call to discuss these results on November 12, 2026 at 8:30 a.m. Eastern Time. The conference call will be webcast live and may be accessed in the Investor Relations section of the Company's website at https://ir.standardnuclear.com. Investors and analysts may also register in advance at https://standard-nuclear-q3-2026-earnings-call-nov.open-exchange.net/, and upon registering will receive a confirmation email with instructions for joining. The webcast will be in listen-only format followed by a live Q&A. A webcast replay will be available after the call.

Investor Presentation

The Company will post an investor presentation providing an overview of its business, technology and strategy to the Investor Relations section of its website at https://ir.standardnuclear.com. Reconciliations of the non-GAAP financial measures in this press release to the most directly comparable GAAP measures are included in the tables at the end of this press release and are available in the Investor Relations section of the Company’s website. The Company intends to use its website as a means of disclosing material information and complying with its disclosure obligations under Regulation FD.

Key Performance Indicators

Total Contract Backlog represents the sum of Funded Backlog, Purchase Options under Executed Contracts and Unfunded Backlog. Because it includes unexercised customer options and non-binding arrangements, Total Contract Backlog is not a measure of contracted revenue. These definitions are unchanged from the second quarter of 2026. Funded Backlog is a management measure and is not the same as remaining performance obligations under ASC 606, which are reported in the Company’s Quarterly Report on Form 10-Q.

Funded Backlog represents contracted fuel sales under binding commitments or agreements with firm delivery obligations, providing direct visibility into near-term revenue. Funded Backlog is presented net of revenue recognized and is reduced as the Company performs and delivers under its contracts.

Purchase Options under Executed Contracts represents contractually granted but unexercised customer options. Exercise is at the sole discretion of the customer, and these amounts are not reflected in the Company’s financial statements until exercised.

Unfunded Backlog represents the dollar value of intended fuel sales under memoranda of understanding, non-binding framework agreements or non-binding term sheets, and letters of intent. Certain Unfunded Backlog is associated with Fuel Development Agreements that include nominal deposits to reserve production queue position.

Qualified Pipeline represents vetted potential sales opportunities not yet subject to executed agreements. These represent non-binding indications of interest and remain subject to negotiation of commercial terms and other conditions. Qualified Pipeline is not included in Total Contract Backlog.

Backlog is not a GAAP measure, may be defined differently by other companies, and is subject to cancellation or modification; it may not represent future revenue.

About Standard Nuclear

Standard Nuclear’s mission is to reliably deliver the essential building blocks of nuclear power at scale — enabling cost-effective, safe, and secure energy for the world. Standard Nuclear is focused on the large-scale production of advanced nuclear fuel and radioisotope power systems. It is the nation’s only independent manufacturer of TRISO fuel — a robust, high-performance fuel essential to advanced nuclear reactors for terrestrial, national security, and space applications. Standard Nuclear offers a reactor-agnostic supply of advanced fuels to the next-generation nuclear industry and delivers dependable radioisotope power solutions to the space and defense sectors. Through these efforts, it is helping to eliminate U.S. reliance on geopolitical adversaries for these strategically vital technologies. For more information, visit: https://www.standardnuclear.com.

Non-GAAP Financial Measures

In addition to results determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release presents adjusted gross profit, adjusted gross margin, adjusted general and administrative costs and adjusted operating loss, each excluding all share-based compensation expense. Gross margin is gross profit divided by revenue; adjusted gross margin uses adjusted gross profit divided by the same revenue. Management uses these measures for business planning and to assess period-to-period performance excluding the effects of share-based compensation. The Company believes they provide investors with useful supplemental information about operating performance because the amount of share-based compensation expense depends on the timing of equity awards and the price of the Company's common stock rather than on the operating activity of the period. Share-based compensation is a recurring expense, and excluding it does not eliminate its economic cost or potential dilution. These measures may differ from similarly titled measures used by other companies.

The adjustments include expense associated with IPO-related awards and other equity awards. Expense on outstanding awards will continue over their remaining vesting periods. These non-GAAP measures should not be considered in isolation or as substitutes for the most directly comparable GAAP measures. Reconciliations to GAAP are provided in the tables below.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, which in this context means statements that express Standard Nuclear’s opinions, expectations, objectives, beliefs, plans, intentions, strategies, assumptions, forecasts or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The words “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continue,” “might,” “possible,” “potential,” “predict,” “project,” “goal,” “would,” “commit,” or, in each case, their negative or other variations or comparable terminology, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, ability to scale and timelines for facility construction and commissioning, ability and timing for obtaining regulatory approvals, strategies and the markets in which Standard Nuclear operates. Such forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties.

As a result of a number of known and unknown risks and uncertainties, the actual results or performance of Standard Nuclear may be materially different from those expressed or implied by these forward-looking statements. The following important risk factors could affect Standard Nuclear’s future results and cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements: risks related to our reliance on the commercialization timelines of advanced reactor developers; risks related to the fact that we are an early stage company with limited operating history; risks relating to any change to government policy, laws, or requirements from one administration to another; risk related to being subject to regulatory enforcement actions, safety culture concerns or quality program deficiencies; risks related to our ability to maintain an effective nuclear-grade quality assurance program; risks relating to competition from existing or new competitors or technologies that could have downward pressure on prices, customer orders, reduced margins or our ability to take advantage of new business opportunities; risks related to the termination of the OTA due to shifts in governmental policy, priorities or oversight approach under the OTA; risks related to disruptions or temporary shutdowns at any of our manufacturing facilities; risks relating to our inability to achieve or sustain profitability; our backlog and our qualified pipeline of carefully vetted sales opportunities may not be realized or may not result in profits; risks related to financial and other difficulties experienced by our customers and suppliers that delay our operational plans; risks relating to our dependence on public support for nuclear power and continued demand for it; risks relating to the reduction in demand from data centers and artificial intelligence applications; risks related to cost increases and delivery delays due to our suppliers or customers' fuel specifications; risks relating to the transition to NRC oversight from the DOE; risk related to negative publicity or adverse media coverage that could damage our reputation and harm our business; risks related to the lack of a market for alternative low-carbon energy generation technologies which may grow slower than expected; risks related to our ability to manage our growth effectively to execute our business plan; risks related to the price of non-nuclear energy sources falling; risk related to the cost of electricity generated from nuclear sources not being competitive; risk related to our dependency on our management and key personnel for our success; risk related to the long development cycles of nuclear power generation projects which could impact customer demand for our nuclear fuel; risks related to uncertainty in our cost forecasts, which are based on assumptions that may not materialize; risks related to our capacity and other estimates not reflecting our actual future performance; risks relating to our customers' ability to obtain HALEU; risks relating to the occurrence of a nuclear safety incident or nuclear accident that may change the course of the overall industry; risks related to the cancellation or delays of significant projects or cost structures and other negative announcements by competitors; risks related to our planned operations of the Richland facility which rely on our joint venture partner Framatome; risks related to the dissolution of our joint venture with Framatome if certain regulatory, operational or commercial milestones are not achieved; risks relating to the governance structure of the joint venture with Framatome which may result in deadlocks that could delay or prevent key decisions; risks related to the timing and size of contract awards and project milestones associated with a limited number of large contracts; risks related to our ability to compete in certain foreign markets; risks related to any allegation of infringement, misappropriation or violation of intellectual property or other proprietary rights of third parties; risk relating to our ability to obtain, maintain, protect or enforce our intellectual property and similar proprietary rights including our trade secrets; risks related to the U.S. government exercising march-in rights which could result in compulsory licensing of certain of our owned or licensed intellectual property; risks relating to our ability to keep pace with rapidly evolving technological developments in AI; risks relating to the direct or indirect impact of severe weather and other effects of climate on us and our customers; risks relating to the impact of any epidemics and other health related issues; risks that the actual costs and timelines around the production of advanced fuels and radioisotope power systems using non-uranium feedstocks may materially exceed estimates; risks relating to the occurrence of a cybersecurity incident or disruptions to or involving our information technology systems; risks relating to changes in federal, state, and local government policies and priorities; risks related to evolving regulations that may impose additional compliance costs or require design modifications; risks relating to safeguards and security requirements for special nuclear material that impose significant ongoing operational burdens and costs; risks relating to limitations or modifications to indemnification regulations of the United States or foreign countries; risks relating to export/import approvals or international agreements that restrict our business; risks relating to environmental reviews and potential litigation arising out of our operations that could delay projects or increase costs; risk relating to the transportation and disposal of toxic, hazardous and/or radioactive materials; risks relating to professional liability, product liability and warranty and other claims; risks relating to changes in federal and state tax laws or interpretation thereof, and expiration of tax incentives and credits; risks relating to compliance with complex and evolving data privacy and cybersecurity laws, rules and regulations; risks relating to our potential legacy liability for Ultra Safe assets; risks relating to a creditor or other party challenging the Ultra Safe asset purchase transaction; risks relating to discovering title defects, liens or restrictions of title to Ultra Safe asset purchases; risks relating to environmental conditions, waste liabilities, or decommissioning obligations associated with the acquired assets; risks relating to most of our management team having limited experience managing a public company; risks relating to needing additional funding to fulfill our business plan; and the other factors set forth in our documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”).

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties of the other documents filed by Standard Nuclear from time to time with the SEC. The forward-looking statements contained in this press release are based on current expectations and beliefs concerning future developments and their potential effects on Standard Nuclear. There can be no assurance that future developments affecting Standard Nuclear will be those that Standard Nuclear has anticipated. Standard Nuclear undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, except as may be required by law.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this press release and in our filings with the SEC, including the Risk Factors in our Registration Statement on Form S-1, in our Quarterly Reports on Form 10-Q, and in our other filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Contacts:

Investor Contact:
investors@standardnuclear.com

Media Contact:
StandardNuclear@icrinc.com

###

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Revenue
Product Revenue	$3,718,831	$—	$6,820,572	$—
Service Revenue	2,245,648	875,299	4,473,500	1,806,163
Total Revenue	5,964,479	875,299	11,294,072	1,806,163
Cost of Revenue
Cost of Revenue	4,159,021	2,354,082	10,717,824	4,697,484
Total Cost of Revenue	4,159,021	2,354,082	10,717,824	4,697,484
Gross Profit (Loss)	1,805,458	(1,478,783)	576,248	(2,891,321)
General and administrative costs	15,455,168	1,766,051	24,807,793	3,404,781
Research and development expenses	1,418,748	—	3,376,643	—
Loss from operations	(15,068,458)	(3,244,834)	(27,608,188)	(6,296,102)
Other expense (income):
Increase in fair value of SAFE Notes	—	—	—	7,725,000
Gain on extinguishment of debt	—	—	—	(853,000)
Interest income	(2,002,174)	—	(3,409,168)	—
Other income	(2,806)	—	(2,806)	(9,542)
Loss before income tax benefit	(13,063,478)	(3,244,834)	(24,196,214)	(13,158,560)
Income tax benefit	—	—	—	—
Net loss	$(13,063,478)	$(3,244,834)	$(24,196,214)	$(13,158,560)
Weighted average common shares outstanding – basic and diluted	134,924,112	28,000,000	64,033,612	28,000,000
Basic and diluted net loss per share	$(0.10)	$(0.12)	$(0.38)	$(0.47)

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$223,143,551	$63,101,704
Accounts receivable, net	10,606,999	2,090,087
Contract assets	1,354,092	201,582
Prepaid and other current assets	2,774,217	—
Total current assets	$237,878,859	$65,393,373
Property and equipment, net	46,798,813	12,627,624
Investment in Joint Venture	2,548,496	1,130,170
TOTAL ASSETS	$287,226,168	$79,151,167

LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,645,353	$—
Accrued and other liabilities	2,084,094	—
Early exercise liability, current	831,340	—
Deferred revenue, current	2,224,325	—
Total current liabilities	$7,785,112	$3,513,679
Asset retirement obligations	817,460	753,223
Deferred revenue, non-current	4,442,000	—
Early exercise liability, non-current	1,170,548	—
TOTAL LIABILITIES	$14,215,120	$4,266,902

MEZZANINE EQUITY:
Redeemable preferred stock, 20,000,000 shares and 101,948,458 shares authorized at September 30, 2026 and December 31, 2025, respectively; 0 shares and 101,948,458 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively; redemption value $— and $144,999,977 at September 30, 2026 and December 31, 2025, respectively ⁽¹⁾	$—	$144,999,977

STOCKHOLDERS EQUITY (DEFICIT):
Ordinary shares, $0.00001 par value; 0 shares authorized, issued and outstanding at and December 31, 2025	$—	$—
Class A Common Stock, $0.00001 par value; 464,000,000 shares and 175,000,000 shares authorized at September 30, 2026 and December 31, 2025, respectively; 145,713,550 shares and 14,504,000 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively ⁽¹⁾	1,457	145
Class B Convertible Common Stock, $0.00001 par value; 16,000,000 shares and 35,615,000 shares authorized at September 30, 2026 and December 31, 2025, respectively; 11,578,308 shares and 13,496,000 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively ⁽¹⁾	116	135
Additional paid-in capital	369,343,040	2,021,359
Accumulated deficit	(96,333,565)	(72,137,351)
Total Stockholders’ Equity (Deficit)	$273,011,048	$(70,115,712)
Total Liabilities, Mezzanine Equity, and Stockholders’ Equity (Deficit)	$287,226,168	$79,151,167
(1) All share amounts above have been retrospectively adjusted to reflect the 2-for-1 stock split effected July 6, 2026.

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Class A Common Stock		Class B Common Stock		Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2024	—	$—	—	$—	28,000,000	$280	$279,720	$(56,596,406)	$(56,316,406)
Conversion of Ordinary Shares to Class A and Class B Common Stock	14,504,000	145	13,496,000	135	(28,000,000)	(280)	—	—	—
Net loss	—	—	—	—	—	—	—	(8,285,791)	(8,285,791)
Balances as of March 31, 2025	14,504,000	$145	13,496,000	$135	—	$—	$279,720	$(64,882,197)	$(64,602,197)
Share-based compensation	—	—	—	—	—	—	175,702	—	175,702
Net loss	—	—	—	—	—	—	—	(1,627,935)	(1,627,935)
Balances as of June 30, 2025	14,504,000	$145	13,496,000	$135	—	$—	$455,422	$(66,510,132)	$(66,054,430)
Share-based compensation	—	—	—	—	—	—	790,657	—	790,657
Net loss	—	—	—	—	—	—	—	(3,244,834)	(3,244,834)
Balances as of September 30, 2025	14,504,000	$145	13,496,000	$135	—	$—	$1,246,079	$(69,754,966)	$(68,508,607)

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Class A Common Stock		Class B Common Stock		Ordinary shares		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2025	14,504,000	$145	13,496,000	$135	—	$—	$2,021,359	$(72,137,351)	$(70,115,712)
Share-based compensation	—	—	—	—	—	—	1,509,297	—	1,509,297
Net loss	—	—	—	—	—	—	—	(7,714,951)	(7,714,951)
Balances as of March 31, 2026	14,504,000	$145	13,496,000	$135	—	$—	$3,530,656	$(79,852,302)	$(76,321,366)
Share-based compensation	—	—	—	—	—	—	2,148,205	—	2,148,205
Exercise of stock options	—	—	134,998	—	—	—	1,224	—	1,224
Net loss	—	—	—	—	—	—	—	(3,417,785)	(3,417,785)
Balances as of June 30, 2026	14,504,000	$145	13,630,998	$135	—	$—	$5,680,085	$(83,270,087)	$(77,589,722)
Conversion of redeemable preferred stock to Class A common stock	116,141,488	1,161	—	—	—	—	214,998,836	—	214,999,997
Class B Conversion (conversion of Class B common stock to Class A common stock)	7,876,998	79	(7,876,998)	(77)	—	—	(2)	—	—
Class B Stock Exchange (exchange of Class A common stock for Class B common stock)	(5,824,308)	(58)	5,824,308	58	—	—	—	—	—
Issuance of Class A common stock in initial public offering, net of underwriting discounts and offering costs	10,000,000	100	—	—	—	—	137,408,063	—	137,408,163
Share-based compensation	—	—	—	—	—	—	10,434,745	—	10,434,745
Exercise of stock options	26,250	—	—	—	—	—	61,137	—	61,137
Repayment of promissory notes for restricted stock	1,978,020	20	—	—	—	—	465,710	—	465,730
Vesting of restricted stock awards	1,011,102	10	—	—	—	—	294,466	—	294,476
Net loss	—	—	—	—	—	—	—	(13,063,478)	(13,063,478)
Balances as of September 30, 2026	145,713,550	$1,457	11,578,308	$116	—	$—	$369,343,040	$(96,333,565)	$273,011,048

Standard Nuclear, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Cash flows from operating activities
Net loss	$(24,196,214)	$(13,158,560)
Adjustments to reconcile net loss to net cash flows from operating activities:
Share-based compensation expense	13,933,089	966,359
Depreciation expense	444,884	127,539
Change in fair value of SAFE Notes	—	7,725,000
Gain on extinguishment of SAFE Notes	—	(853,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(8,516,912)	(447,591)
Contract assets	(1,152,510)	(286,010)
Prepaid and other current assets	(2,774,217)	(31,250)
Accounts payable	(1,688,288)	308,988
Accrued expenses and other liabilities	1,793,730	118,065
Deferred revenue	5,589,794	126,118
Net cash used in operating activities	$(16,566,644)	$(5,404,342)

Cash flows from investing activities
Purchases of property and equipment	$(32,205,821)	$(4,941,689)
Contributions to equity method investment	(1,418,326)	—
Net cash used in investing activities	$(33,624,147)	$(4,941,689)

Cash flows from financing activities
Proceeds from IPO, net of underwriting discounts and commissions	$141,000,000	$—
Payment of offering costs	(3,591,837)	—
Proceeds from repayment of promissory notes for restricted stock purchases	2,762,094	—
Proceeds from the exercise of stock options	62,361	—
Proceeds from issuance of redeemable preferred shares	70,000,020	77,945,676
Net cash provided by financing activities	$210,232,638	$77,945,676

Net increase in cash and cash equivalents	160,041,847	67,599,645
Cash and cash equivalents at beginning of period	63,101,704	1,619,817
Cash and cash equivalents at end of period	$223,143,551	$69,219,462

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	—	—

Supplemental disclosure of non-cash investing and financing activities:
Conversion of redeemable preferred stock to Class A common stock	$214,999,997	$—
Reclassification of deferred transaction costs to additional paid-in capital	3,290,415	—
Conversion of SAFE Notes into Series Seed-1 Preferred stock	—	32,500,000
Reclassification of SAFE Notes fair value to mezzanine equity upon conversion	—	32,500,000
Extinguishment of SAFE Notes (reduction of SAFE Notes liability)	—	1,000,000
Reclassification of short-term cash advances to Series Seed preferred stock	—	2,494,833
Investment in joint venture included in accounts payable	66,667	—
Property and equipment purchases included in accounts payable and accrued and other liabilities	3,358,157	1,209,738
Share-based compensation capitalized to property and equipment	159,159	—
Vesting of early exercised restricted stock	294,476	—

Standard Nuclear, Inc
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025

Revenue	$5,964,479	$875,299	$11,294,072	$1,806,163
Cost of revenue	4,159,021	2,354,082	10,717,824	4,697,484
Gross profit (loss)	$1,805,458	$(1,478,783)	$576,248	$(2,891,321)
Gross margin %	30%	(169)%	5%	(160)%
Add: all share-based compensation in cost of revenue	569,145	361,367	1,519,780	441,671
Adjusted gross profit (loss), excluding all share-based compensation	$2,374,603	$(1,117,416)	$2,096,028	$(2,449,650)
Adjusted gross margin %	40%	(128)%	19%	(136)%

General and administrative costs (GAAP)	$15,455,168	$1,766,051	$24,807,793	$3,404,781
Less: all share-based compensation in general and administrative costs	(9,457,291)	(429,290)	(12,164,158)	(524,688)
Adjusted general and administrative costs, excluding all share-based compensation	$5,997,877	$1,336,761	$12,643,635	$2,880,093

Operating loss (GAAP)	$(15,068,458)	$(3,244,834)	$(27,608,188)	$(6,296,102)
Add: all share-based compensation	10,275,587	790,657	13,933,089	966,359
Adjusted operating loss, excluding all share-based compensation	$(4,792,871)	$(2,454,177)	$(13,675,099)	$(5,329,743)

Share-Based Compensation Expense by Line Item (Unaudited)

	Three Months Ended September 30, 2026	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2026	Nine Months Ended September 30, 2025
Cost of revenue	$569,145	$361,367	$1,519,780	$441,671
General and administrative costs	9,457,291	429,290	12,164,158	524,688
Research and development expenses	249,151	—	249,151	—
Total share-based compensation	$10,275,587	$790,657	$13,933,089	$966,359